UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2015

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)
250 Coromar Drive, Goleta, California	93117
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (805) 967-7611

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 18, 2015, the Compensation Committee (the “Compensation Committee”) of Deckers Outdoor Corporation (the “Company”), adopted new long-term incentive awards (the “2016 LTIP Awards”) under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”). In establishing the terms of the 2016 LTIP Awards, the Compensation Committee worked closely with its independent compensation consultant, and the Compensation Committee believes that the 2016 LTIP Awards support the Company’s compensation philosophy and objectives, as well as the interests of the Company’s stockholders. The 2016 LTIP Awards vest upon the achievement of pre-determined Company performance targets for the 12-month performance period ending March 31, 2018 (the “Performance Period”), and also incorporate a peer group total shareholder return modifier for the 36-month performance period ending March 31, 2018, each of which is described in greater detail below. The 2016 LTIP Awards will be available for issuance to current and future members of the Company’s leadership team, including the Company’s named executive officers. The specific terms of the 2016 LTIP Awards granted to each recipient will be set forth in separate 2016 LTIP Restricted Stock Unit Award Agreements (each, a “2016 LTIP Agreement”).
Pursuant to each 2016 LTIP Award, the recipient will receive a specified target number of restricted stock units (“RSUs”), each of which will represent the right to receive one share of the Company’s common stock. The 2016 LTIP Awards will vest only if (i) the recipient provides “Continuous Service” (as defined in the 2016 LTIP Agreement) to the Company through March 31, 2018, and (ii) the Company meets specified revenue targets and specified earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets, in each case for the Performance Period. Company performance as compared to the revenue target and the EBITDA target will each be weighted 50% for purposes of determining the vesting of the awards. To the extent Company performance is achieved above the threshold level for each of these performance metrics, the number of RSUs that will vest will be increased, provided that the maximum number of RSUs that may vest with respect to a particular 2016 LTIP Award will not exceed 200% of the targeted amount for that award regardless of the level of Company performance. In addition, no vesting of any portion of the 2016 LTIP Award will occur if the Company fails to achieve revenue and EBITDA amounts equal to at least 90% of the threshold amounts for these criteria. The determination of the level at which the performance criteria have been achieved will be made by the Compensation Committee based on the audited financial statements of the Company relating to the Performance Period.
Following the determination of the Company’s achievement with respect to the revenue and EBITDA criteria for the Performance Period, the vesting of each 2016 LTIP Award will be subject to adjustment based upon the application of a total shareholder return (“TSR”) modifier. The amount of the adjustment will be determined based upon a comparison of the Company TSR relative to the TSR of a pre-determined set of peer group companies (the “Peer Group”) for the 36-month performance period commencing on April 1, 2015 and ending on March 31, 2018. The Company TSR and Peer Group TSR will be calculated based on the average closing price per share of the Company’s or the Peer Group’s common stock on the applicable stock exchange over the thirty (30) calendar days immediately preceding the relevant measurement dates. The Compensation Committee will have discretion to modify the Company and Peer Group TSR calculations in certain circumstances.
Depending on Company TSR relative to Peer Group TSR, the number of RSUs that will be subject to vesting pursuant to each 2016 LTIP Award will be modified as follows:

Company TSR Relative to Peer Group TSR (Percentile)	TSR Modifier (Multiplier)
≥ 75th	125%
>25th and <75th	100% (no modification)
≤ 25th	75%
Notwithstanding the foregoing, in the event that Company TSR is greater than or equal to the 75th percentile relative to Peer Group TSR, but Company TSR is a negative amount, the TSR modifier will not be applied (the number of RSUs to be vested will not be increased as a result of the TSR multiplier). In addition, regardless of Company TSR relative to Peer Group TSR, the maximum number of RSUs that may vest pursuant to a particular 2016 LTIP Award will not exceed 200% of the targeted amount.
The vesting of each 2016 LTIP Award will be accelerated in full in the event of a “Corporate Transaction” if, within 12 months of such Corporate Transaction, the recipient is terminated by the acquiring company without “Cause” or if the executive is “Constructively Terminated” (as such terms are defined in the 2015 Plan).
The form of 2016 LTIP Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The description of the terms of the 2016 LTIP Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.
Following its approval of the 2016 LTIP Awards and the form of the 2016 LTIP Agreement, on November 18, 2015, the Compensation Committee, granted 2016 LTIP Awards to the Company’s named executive officers, which are subject to the target number of RSUs set forth opposite their respective names.

Name	Position	Target Number of RSUs

Angel R. Martinez	Chairman and Chief Executive Officer	53,946
Thomas George	Chief Financial Officer	10,190
David Powers	President of Deckers Brands	29,970
David E. Lafitte	Chief Operating Officer	8,991
Stefano Caroti	President, Omni-Channel	8,991

The number of shares that will actually be issued pursuant to the 2016 LTIP Awards, if any, is subject to the vesting criteria described above, as well as the additional terms and conditions set forth in the 2016 LTIP Agreement and the 2015 Plan.

Item 9.01    Exhibits.

(d)    Exhibits. The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Form of Restricted Stock Unit Award Agreement under 2015 Stock Incentive Plan (2016 LTIP Financial Performance Award)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2015

Deckers Outdoor Corporation
/s/ Thomas A. George
Thomas A. George, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Restricted Stock Unit Award Agreement under 2015 Stock Incentive Plan (2016 LTIP Financial Performance Award)